UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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SAFLINK CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SAFLINK CORPORATION

12413 Willows Road NE, Suite 300

Kirkland, Washington 98034

September 27, 2006

Dear Stockholder:

This year’s annual meeting of stockholders will be held on Friday, October 27, 2006, beginning at 11:00 a.m., local time, at The Westin Bellevue, 600 Bellevue Way NE, Bellevue, Washington 98004. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of Saflink by voting on the business to come before this meeting. After reading the proxy statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of Saflink’s annual report to stockholders is also enclosed for your information. At the annual meeting we will review Saflink’s activities over the past year and our plans for the future. The board of directors and management look forward to seeing you at the annual meeting.

Sincerely yours,

Glenn L. Argenbright

President and

Chief Executive Officer

SAFLINK CORPORATION

12413 Willows Road NE, Suite 300

Kirkland, Washington 98034

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FRIDAY, OCTOBER 27, 2006

TO THE STOCKHOLDERS:

Notice is hereby given that the 2006 annual meeting of the stockholders of Saflink Corporation will be held on Friday, October 27, 2006, beginning at 11:00 a.m., local time, at The Westin Bellevue, 600 Bellevue Way NE, Bellevue, Washington 98004, for the following purposes:

1.  To elect nine members of Saflink’s board of directors, each to hold office for a one-year term and until his or her successor is elected and qualified.

2.  To approve the issuance of more than 19.999% of our common stock in connection with our June 12, 2006 financing whereby we raised $8.0 million through a private placement of 8% convertible debentures and warrants to purchase up to 8,889,002 shares of our common stock at an exercise price of $0.48 per share.

3.  To approve an amendment to our 2000 Stock Incentive Plan to increase by 8,000,000 the maximum number of shares of our common stock that may be issued under that plan.

4.  To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2006.

5.  To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on August 31, 2006, are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 12413 Willows Road NE, Suite 300, Kirkland, Washington 98034.

By order of the Board of Directors,

Jon C. Engman

Secretary

Kirkland, Washington

September 27, 2006

IMPORTANT: Whether or not you plan to attend the meeting in person, please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

SAFLINK CORPORATION

12413 Willows Road NE, Suite 300

Kirkland, Washington 98034

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the board of directors of Saflink Corporation, a Delaware corporation, for use at its annual meeting of stockholders to be held on Friday, October 27, 2006, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being mailed to stockholders on or about September 27, 2006.

SOLICITATION AND VOTING

Voting Securities.  Only stockholders of record as of the close of business on August 31, 2006, will be entitled to vote at the meeting and any adjournment thereof. As of that time, we had 88,908,229 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her. Our bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Except as noted below, votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.  A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of auditors. Non-routine matters may include approval of certain financing arrangements.

Solicitation of Proxies.  We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies.  All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of Saflink a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our bylaws provide that the number of members of the board of directors shall be between five and nine, the specific number to be set by resolution of the board of directors. The authorized number of directors is currently set at nine. At each annual meeting of stockholders, directors are elected for a term of one year to succeed those directors whose terms expire at the annual meeting dates. Accordingly, nine persons are to be elected to serve as members of Saflink’s board of directors at the meeting.

Our nominating and corporate governance committee has nominated for election by the stockholders the current members of our board of directors: Glenn L. Argenbright, Frank J. Cilluffo, Lincoln D. Faurer, Gordon E. Fornell, Asa Hutchinson, Richard P. Kiphart, Trevor Neilson, Steven M. Oyer, and Kris Shah. Upon the recommendation of the nominating and corporate governance committee, the board of directors voted to elect Mr. Neilson as a new director, effective as of August 10, 2005, to serve until the 2006 annual meeting of our stockholders. If elected, the nominees will serve as directors until our annual meeting of stockholders in 2007 and until their successors are elected and qualified. If any of the nominees decline to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

The following sets forth our current directors and information concerning their ages and background:

Name	Position With SAFLINK	Age	Director Since
Glenn L. Argenbright	Director – Chief Executive Officer and President	40	2000
Frank J. Cilluffo	Director	35	2004
Lincoln D. Faurer	Director	78	2004
Gordon E. Fornell	Director	69	2003
Asa Hutchinson	Director	55	2005
Richard P. Kiphart	Director – Co-Chairman of the Board, Lead Independent Director	65	2004
Trevor Neilson	Director – Co-Chairman of the Board	34	2005
Steven M. Oyer	Director	51	2001
Kris Shah	Director – President of Litronic, Inc.	67	2004

Glenn L. Argenbright has served as a member of Saflink’s board of directors since December 2000 and as president and chief executive officer since December 2000. From November 1999 to December 2000, Mr. Argenbright served as president and chief executive officer of Jotter Technologies, a firm whose assets we purchased in 2000. From May 1998 to November 1999, Mr. Argenbright served as president and chairman of the board of Spotlight Interactive, Inc., a web-incubator and venture capital firm. From February 1999 to August 1999, while working for Spotlight, Mr. Argenbright served as a director of and consultant to Today’s Communications Inc., a provider and aggregator of web content. From May 1998 to February 1999, Mr. Argenbright was a director and executive vice president of Intelligent Communications, Inc., a company providing high-speed Internet access over satellite. Mr. Argenbright has also served on the boards of directors of Internet Presence Providers, Internet Extra, Cardzoo!, ProCheer, and AIR, Inc. Mr. Argenbright received a BA from the University of California at San Diego and a JD from the University of San Diego.

Frank J. Cillufo has served as a member of Saflink’s board of directors since October 2004. Mr. Cilluffo is associate vice president for homeland security at The George Washington University, where he also directs the Homeland Security Policy Institute. Shortly after September 11, 2001, Mr. Cilluffo was appointed as special assistant to the President of the United States for Homeland Security. During his White House tenure, Mr. Cilluffo was a principal advisor to U.S. Secretary of Homeland Security Tom Ridge and directed the President’s Homeland Security Advisory Council. Mr. Cilluffo was appointed by President George W. Bush to the Office of Homeland Security shortly after its creation. Prior to his White House appointment, Mr. Cilluffo served for eight years in senior policy positions with the Center for Strategic & International Studies (CSIS), a Washington based think tank. At CSIS, he chaired or directed numerous committees and task forces on homeland defense, counterterrorism, transnational crime, and information warfare and information assurance.

Lincoln D. Faurer, United States Air Force Lieutenant General (Retired) has served as a member of Saflink’s board of directors since September 2004. General Faurer is president of LDF Inc., a firm that provides consulting services on matters concerning command, control, communications, computing and intelligence (C4I). From 1981 to 1985, he was the Director of the National Security Agency. From 1979 to 1981, he was the deputy chairman of NATO’s Military Committee and the Director of Intelligence for Headquarters U.S. European Command from 1977 to 1979. From 1974 to 1977, General Faurer was the vice director for production for the Defense Intelligence Agency. Between 1973 and 1974, he was the U.S. Air Force’s deputy assistant chief of staff for intelligence and the Director of Intelligence for the Headquarters U.S. Southern Command from 1971 to 1973. General Faurer received a BS from the United States Military Academy, an MA in Engineering Management from Rennsalaer Polytechnical Institute and an MA in International Affairs from George Washington University. In his public service work, General Faurer has been President of the National Correlation Working Group, Chairman of the Association of Former Intelligence Officers (AFIO), President of the Joint Military Intelligence College Foundation (JMICF), Vice Chairman of the National Military Intelligence Association (NMIA) and is currently a member of the USAF Scientific Advisory Board.

Gordon E. Fornell, United States Air Force Lieutenant General (Retired) has served as a member of Saflink’s board of directors since August 2003. General Fornell served in senior acquisition leadership roles in the U.S. Air Force Systems Command and Air Force Material Command for more than ten years, and worked in research, development, and acquisition positions for nearly twenty years prior. He was commander of the Electronic Systems Center at Hanscom Air Force base in Massachusetts from 1988 to 1993, and senior military assistant to the Secretary of Defense from 1987 to 1988. He also commanded the Armament Division at Eglin Air Force Base, Florida from 1985 to 1987.

Asa Hutchinson has served as a member of Saflink’s board of directors since March 2005. Mr. Hutchinson was a founding member of the U.S. Department of Homeland Security and the nation’s first Under Secretary of Border and Transportation Security. Mr. Hutchinson was confirmed by the U.S. Senate as Under Secretary of Homeland Security in January 2003, shortly after the department was created. As one of the nation’s top-ranking homeland security officials after Secretary Tom Ridge, Mr. Hutchinson was responsible for more than 110,000 federal employees in such agencies as the Transportation Security Administration, Customs and Border Protection, Immigration and Customs Enforcement, and the Federal Law Enforcement Training Center. Mr. Hutchinson managed the overall security of U.S. borders and transportation systems, which included responsibility for security programs such as US-VISIT and the Transportation Security Administration’s TWIC and Registered Traveler initiatives. From 2001 to 2003, Mr. Hutchinson served as the director of the U.S. Drug Enforcement Administration, and from 1997 to 2001, he served as a member of the U.S. House of Representatives from Arkansas. Mr. Hutchinson received a BS from Bob Jones University and a JD from the University of Arkansas.

Richard P. Kiphart has served as a member of Saflink’s board of directors since August 2004. He served as chairman of the board from August 2004 until November 2005, and as co-chairman of the board and lead independent director since November 2005. Since 1995, Mr. Kiphart has served as head of the corporate finance department and principal of William Blair & Company, L.L.C., an investment firm. He currently sits on the board of directors of First Data Corporation, where he has been a director since First Data’s acquisition of Concord EFS early in 2004. He served on the Concord EFS board of directors from 1997 until 2004 and was chairman of the Concord board of directors from February 2003 until March 2004. Mr. Kiphart is a member of the board of directors of Advanced Biotherapy, Inc. and Nature Vision, Inc. He is also chairman of the Merit Music School and serves on the board of directors for the Lyric Opera of Chicago, the Erikson Institute and DATA (Debt AIDS Trade Africa). Mr. Kiphart graduated from Dartmouth College and holds an MBA from Harvard Business School.

Trevor Neilson has served as a member of Saflink’s board of directors since August 2005 and as non-executive co-chairman of the board since November 2005. Mr. Neilson is currently a partner in a private equity and consulting firm, Endeavor Group LLC. Mr. Neilson previously served as executive director of the Global Business Coalition on HIV/AIDS (GBC), a coalition of 200 international companies from over 50 countries that have interests related to global health, biotechnology, life sciences, and corporate social responsibility. Prior to working for the GBC, Mr. Neilson served in the press and travel offices of the Clinton White house. Additionally, Mr. Neilson served as director of public affairs for the Bill & Melinda Gates Foundation. In this role, Mr. Neilson managed all government affairs, public policy and communications for the foundation, dealing extensively with members of Congress and the White House. He also worked directly for Bill and Melinda Gates on a variety of personal projects including corporate governance, investments, property acquisitions, and political involvement.

Steven M. Oyer has served as a member of Saflink’s board of directors since December 2001. Mr. Oyer is president and principal of Capital Placement Holdings, Inc., a New York advisory firm. From 2001 through 2005, Mr. Oyer served as managing director of Standard & Poor’s Investment Services, responsible for global business development. He served as Saflink’s interim chief financial officer in 2001. From 1995 to 2000, Mr. Oyer served as the vice president regional director for Murray Johnstone International Ltd., a Scottish investment firm. Mr. Oyer is a member of the board of directors of Salton, Inc., SFP (NYSE), makers of the George Foreman Grill. He has been active in financial industry associations such as Family Office Exchange and has served on the leadership council of the Institute for Private Investors.

Kris Shah has served as a member of Saflink’s board of directors and as president of Litronic, Inc., our wholly-owned subsidiary, since August 2004. From 1970 to August 2004, Mr. Shah served in various capacities with SSP Solutions, Inc., a company he founded and with which we merged in August 2004. Positions in which he served with SSP included as director, chairman of the board, chief executive officer, president, chief operating officer and secretary. Mr. Shah served as assistant secretary of BIZ Interactive Zone, Inc. and held other officer and director positions at BIZ Interactive from time to time during the period from July 2000 to June 2002. Mr. Shah holds BS and MS degrees in mechanical engineering from the University of Southern California.

The board of directors has determined that, Messrs. Cilluffo, Faurer, Fornell, Hutchinson, Kiphart and Oyer are “independent directors” within the meaning of Rule 4200 of the National Association of Securities Dealers, Inc. Mr. Argenbright is not considered independent because he is an executive officer of Saflink. Mr. Shah is not considered independent because he is an executive officer of Litronic, Inc., a wholly-owned subsidiary of Saflink. Mr. Neilson is not considered independent because of his role as non-executive co-chairman of the board.

Vote Required and Board of Directors’ Recommendation

If a quorum is present and voting, the nine nominees for director receiving the highest number of votes will be elected as members of our board of directors. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NAMED NOMINEE.

Board Meetings and Committees

Our board of directors held eight meetings during the fiscal year ended December 31, 2005. The board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. Committee assignments are re-evaluated periodically and approved by the board of directors as needed. During the last fiscal year, no director attended fewer than 75% of the total number of board meetings and meetings of the committees on which such director served held during that period.

Audit Committee.  The current members of our audit committee are Steven M. Oyer (Chairman), Lincoln D. Faurer and Gordon E. Fornell. Our board has determined that each member of the audit committee meets the independence criteria set forth in the applicable rules of Nasdaq and the Securities and Exchange Commission for audit committee membership. The board has also determined that at least one member of the audit committee, Mr. Oyer, is qualified as an “audit committee financial expert” as defined by the SEC.

The audit committee acts pursuant to a written charter adopted by the board of directors. A copy of the charter is included as an appendix to our proxy statement/prospectus filed with the SEC on July 6, 2004. The functions of the audit committee include retaining our independent auditors, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The audit committee held nine meetings during fiscal 2005.

Compensation Committee.  The current members of our compensation committee are Richard P. Kiphart (Chairman), Gordon E. Fornell and Steven M. Oyer. Each of the members of the compensation committee meets the independence criteria set forth in the applicable rules of Nasdaq for compensation committee membership and outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee acts pursuant to a written charter adopted by the board of directors. The compensation committee determines all compensation for our chief executive officer, including incentive-based and equity-based compensation. In addition, the compensation committee reviews and approves salary and bonus criteria for other executive officers, and approves stock option grants to executive officers. The compensation committee held three meetings during fiscal 2005.

Nominating and Corporate Governance Committee.  The current members of our nominating and corporate governance committee are Gordon E. Fornell (Chairman), Frank J. Cilluffo and Steven M. Oyer. Mr. Cilluffo was elected a member of the nominating and corporate governance committee in May 2005. Each of the members of the nominating and corporate governance committee meets the independence criteria set forth in the applicable rules of Nasdaq for nominating and corporate governance committee membership. The nominating and corporate governance committee acts pursuant to a written charter adopted by the board of directors. A copy of the charter is included as an appendix to our proxy statement/prospectus filed with the SEC on July 6, 2004. The nominating and corporate governance committee identifies individuals qualified to become board members and makes recommendations concerning such candidates, develops and oversees the regular evaluation of our directors, and develops corporate governance principles for recommendation to our board of directors. The nominating and corporate governance held two meetings during fiscal 2005.

Director Nominations

Nominations of candidates for election as directors may be made by our board of directors or stockholders. The nominating and corporate governance committee is responsible for, among other things, the selection and recommendation to our board of directors of nominees for election as directors.

Our stockholders may nominate candidates for election as directors if they follow the procedures and conform to the deadlines specified in our bylaws. The complete description of the requirements for stockholder nomination of director candidates is contained in the bylaws. In summary, a stockholder desiring to nominate one or more candidates for election at our next annual meeting must submit written notice of such nomination to our corporate secretary not less than 120 days in advance of the first anniversary of the date that our proxy statement was sent to stockholders in connection with the previous year’s annual meeting. The deadline for submission of any director nominations by our stockholders for the next annual meeting is also set forth in the proxy statement for each annual meeting.

Any stockholders nominating candidates for election as directors are also required to provide the following information with respect to their nominees:

•	The stockholder’s name and address;

•	a representation that the stockholder is entitled to vote at the annual meeting and a statement of the number of shares beneficially owned by the shareholder;

•	a representation that the stockholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) specified in the notice;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder;

•	any other information relating to each nominee that would be required to be disclosed in a proxy statement filed pursuant to the SEC’s proxy rules; and

•	the consent of each nominee to serve as a director if so elected.

Evaluation of any recommendations by stockholders of director candidates is the responsibility of our nominating and corporate governance committee under its charter. Stockholders may submit in writing recommendations for consideration by the nominating and corporate governance committee to the attention of our corporate secretary at 12413 Willows Road NE, Suite 300, Kirkland, Washington 98034. Recommendation should contain a detailed discussion of the qualifications of each recommended candidate and any other material information the stockholder wants the nominating and corporate governance committee to consider.

In evaluating potential director nominees, the nominating and corporate governance committee considers the following factors:

•	the appropriate size of the board of directors and its committees;

•	the perceived needs of the board of directors for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of the nominees and the skills, background, reputation, and business experience already possessed by other members of the board of directors;

•	nominees’ independence from our management, experience with accounting rules and practices and background with regard to executive compensation;

•	applicable regulatory and listing requirements;

•	the benefits of a constructive working relationship among our directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The goal of our nominating and corporate governance committee is to assemble a board of directors that brings a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem to be in the best interests of Saflink and its stockholders. The nominating and corporate governance committee does, however, believe it is appropriate for at least one member of the board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the board of directors should meet the definition of “independent director” under the applicable Nasdaq rules. The nominating and corporate governance committee also believes it is appropriate for one or more key members of our management to participate as members of the board of directors.

Compensation of Directors

Our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and committee meetings. Our board of directors, after consultation with an independent compensation consulting firm and based on competitive data and the analysis of the consultation firm, determined the cash and equity compensation structure as set forth below to be paid to members of the board of directors and committees of the board of directors who are not employees:

•	each non-employee director receives an annual retainer of $25,000; each member of the audit committee, the compensation committee, and the nominating and corporate governance committee receives an additional annual retainer of $15,000; and the chairpersons of the audit committee, the compensation committee, and the nominating and corporate governance committee each receives an additional annual retainer of $20,000;

•	each non-employee director receives an additional fee of $500 per board and committee meeting attended (whether in person or telephonically), except that no meeting fee will be paid for the first four meetings (board meetings or committee meetings) attended by such director; and each such director shall be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings; and

•	each new non-employee director receives an initial stock option grant for 40,000 shares upon commencement of service on the board; and each continuing non-employee director receives an annual stock option grant for 40,000 shares on the date of the annual stockholder meeting; with all such option grants becoming exercisable in twelve equal monthly installments following the date of grant if such person is still serving as a director at such time.

Effective as of June 29, 2006, the board of directors suspended until further notice all cash compensation for board service to be paid to non-employee members of the board of directors and committees of the board of directors, including annual retainers for board and committee service and board and committee meeting fees. In lieu of suspended cash compensation for service from July 1, 2006 through September 30, 2006, each non-employee director received a stock option grant for 10,000 shares. These stock options were granted on August 31, 2006, have an exercise price of $0.41 per share, which is equal to the last sale price per share of our common stock as reported on the Nasdaq Capital Market on the last trading day prior to the date of grant, and will become exercisable in twelve equal monthly installments following the date of grant if such person is still serving as a director at such time.

In addition, the board intends to revise its compensation structure for members of the board of directors who are not employees to eliminate the cash consideration currently paid to non-employee directors as annual retainers and meeting fees, and instead issue the following equity compensation as consideration for board and committee service, with all such option grants becoming exercisable in twelve equal monthly installments following the date of grant if such person is still serving as a director at such time:

•	each new non-employee director would receive an initial stock option grant for 40,000 shares upon commencement of service on the board; and

•	each continuing non-employee director would receive stock option grants as follows on the date of the annual stockholders meeting:

•	56,000 shares for service as a member of the board of directors;

•	33,600 shares for service as a member of each of the audit committee, the compensation committee and the nominating and corporate governance committee; and

•	44,800 shares for service as the chairman of the audit committee, the compensation committee and the nominating and corporate governance committee.

We will continue to reimburse directors for reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings.

On November 9, 2005, the board of directors appointed Mr. Neilson to serve as non-executive co-chairman of the board. Mr. Neilson receives an initial annual salary of $140,000 for his services as non-executive co-chairman of the board. In connection with his appointment, we granted a non-statutory option to purchase 300,000 shares of our common stock under our 2000 stock incentive plan to Mr. Neilson at an exercise price of $0.92 per share, which equals the last sale price per share of our common stock as reported on the Nasdaq Capital Market on the day prior to the date of the grant. Effective December 31, 2005, the exercise price was reduced to $0.79 per share and the vesting was accelerated such that the options were immediately exercisable. The option is exercisable for a period of ten years.

Effective as of June 29, 2006, the board of directors suspended until further notice Mr. Neilson’s annual salary. In lieu of the suspended salary, we granted Mr. Neilson a stock option on August 31, 2006, to purchase 10,000 shares of our common stock. This stock option grant has an exercise price of $0.41 per share, which is equal to the last sale price per share of our common stock as reported on the Nasdaq Capital Market on the last trading day prior to the date of grant, and will become exercisable in twelve equal monthly installments following the date of grant if he is still serving as non-executive co-chairman of the board at such time.

We paid $60,000 in consulting fees during 2005 to The Pennant Group, formerly known as Campbell, Cilluffo & Furlow, LLC for consulting services focused on the Homeland Security sector. Frank J. Cilluffo, a member of our board of directors, is a principal of The Pennant Group. The term of the original agreement was from June 10, 2005 through December 10, 2005. We subsequently extended the term of the agreement through March 31, 2006, and we paid an additional $40,000 in consulting fees during 2006. We also reimbursed the firm for its reasonable expenses incurred in providing services to us. In addition, we granted non-statutory options to purchase 10,000 shares of our common stock under our 2000 stock incentive plan to each of the three principals of the firm, including to Mr. Cilluffo. The options have an exercise price of $1.79 per share, which equals the last sale price per share of our common stock as report on the Nasdaq Capital Market on the day prior to the grant and are exercisable for a period of ten years.

Communications with Directors

Our stockholders may communicate with any and all members of our board of directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the chairman of the board of directors, for a communication addressed to the entire board of directors) at the following address:

Name of the Director(s)

c/o Corporate Secretary

Saflink Corporation

12413 Willows Road NE, Suite 300

Kirkland, Washington 98034

Fax: (425) 278-1299

Communications from any stockholder to one or more directors will be collected and organized by our corporate secretary under procedures approved by the board of directors. Our corporate secretary will forward all communications to the chairman of the board of directors or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently.

Director Attendance at Annual Meetings

We believe that annual meetings provide an opportunity for stockholders to communicate with members of our board of directors. We will make every effort to schedule the annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. All of our directors are encouraged to make every reasonable effort to attend the annual meeting of stockholders. We will reimburse all reasonable out-of-pocket traveling expenses incurred by our directors attending the annual meeting. Mr. Kiphart attended the 2005 annual meeting of stockholders.

Committee Charters and Other Corporate Governance Materials

Our board of directors has adopted a charter for each of the committees described above. A copy of the audit committee charter is attached as Annex H to our proxy statement/prospectus filed with the SEC on July 6, 2004, and a copy of the nominating and corporate governance committee charter is attached as Annex I to the same proxy statement/prospectus. These materials are available to stockholders free of charge by writing to our corporate secretary at 12413 Willows Road NE, Suite 300, Kirkland, Washington 98034.

Code of Ethics

Our board of directors has adopted a code of business conduct that outlines the principles of legal and ethical business conduct under which Saflink does business. The code of business conduct is applicable to all of our directors, employees and officers. Our board of directors has also adopted a code of ethics that applies to our senior financial officers. These materials are available free of charge by writing to our corporate secretary at 12413 Willows Road NE, Suite 300, Kirkland, Washington 98034. Any substantive amendment or waiver of these codes may be made only by the board of directors upon a recommendation of the audit committee, and we intend to disclose any such amendment or waiver on our website at www.Saflink.com. In addition, we will disclose any waiver of these codes for directors and executive officers by filing a current report on Form 8-K with the SEC.

PROPOSAL NO. 2

APPROVAL OF THE ISSUANCE OF MORE THAN 19.999% OF COMMON STOCK IN CONNECTION WITH OUR JUNE 12, 2006 FINANCING

On June 12, 2006, we issued $8.0 million principal amount of our 8% convertible debentures and warrants to purchase shares of our common stock to accredited institutional investors. The debentures are convertible into shares of our common stock at an initial conversion price of $0.45 per share. The warrants are exercisable for up to 8,889,002 shares of our common stock at an exercise price of $0.48 per share. We also issued warrants to purchase up to 1,066,680 shares of our common stock at an exercise price of $0.48 per share to the placement agent in the financing. The conversion price of the debentures and the exercise price of the warrants are subject to anti-dilution adjustments that could have the effect of increasing the total number of shares issuable upon their conversion or exercise. Additional shares could also be issued under the provisions of the debentures that allow us to make certain interest and redemption payments in cash or in shares of our common stock.

Our common stock is listed on the Nasdaq Capital Market and is subject to the Nasdaq Marketplace Rules. The listing requirements under Nasdaq Marketplace Rule 4350 require stockholder approval for private placements that could involve the issuance of 20% or more of a listed company’s securities. To ensure compliance with the Nasdaq Marketplace Rules, the debentures and warrants limit the total number of shares of our common stock issuable under the debentures and warrants to 19.999% of the number of shares of our common stock outstanding on June 11, 2006, the trading day immediately prior to the date of the financing. There were 88,908,229 shares of our common stock outstanding on June 11, 2006.

We agreed to seek stockholder approval of the issuance of shares of our common stock underlying the debentures and warrants in excess of 17,780,757 shares, or 19.999% of our outstanding shares of common stock on June 11, 2006, as soon as practicable after the maximum number of shares of our common stock issuable upon full conversion and exercise of the debentures and warrants exceeds 13,336,234 shares, or 15% of our outstanding shares of common stock on June 11, 2006, ignoring for this purpose any conversion or exercise limitations. Currently, ignoring any conversion or exercise limitations, the maximum number of shares of our common stock issuable upon conversion or redemption of the debentures is 17,778,000, and the maximum number of shares of our common stock issuable upon exercise of the warrants is 9,955,682.

As a result, we are seeking stockholder approval of the issuance of shares of our common stock

•	upon conversion or redemption of the 8% convertible debentures;

•	upon exercise of the warrants; and

•	in lieu of the cash payment of interest on the debentures in accordance with the terms of the debentures in excess of 17,780,757 shares, or 19.999% of our outstanding shares of common stock on June 11, 2006.

The Financing

On June 12, 2006, we entered into a securities purchase agreement with accredited institutional investors pursuant to which we raised $8.0 million through a private placement of 8% convertible debentures and warrants to purchase up to 8,889,002 shares of our common stock at an exercise price of $0.48 per share. The warrants are exercisable for a period of five years beginning December 10, 2006. The placement agent for the financing was Rodman & Renshaw, LLC. Under the terms of our engagement agreement, we paid Rodman & Renshaw a cash fee equal to 6% of the aggregate proceeds raised and issued a warrant to purchase up to 1,066,680 shares of our common stock at an exercise price of $0.48 per share for services rendered as placement agent.

The debentures bear interest at 8% per annum and are due December 12, 2007. The debentures are convertible into shares of our common stock at any time at a conversion rate of $0.45 per share. Under the terms of the purchase agreement, unless we obtain stockholder approval of the financing, we may not issue shares of our common stock upon any conversion of the debentures or upon any exercise of the warrants if the number of shares of common stock so issued, when aggregated with any shares of common stock issued upon any previous conversion of debentures or exercise of warrants issued in the financing, would exceed 19.999% of number of shares of our common stock outstanding on the date of the financing.

If our stockholders approve this proposal:

•	the 19.999% conversion and exercise limitation will no longer apply and we may issue in excess of 17,780,757 shares of our common stock upon conversion or redemption of the debentures, exercise of the warrants, and payment of interest on the debentures in accordance with the terms of the debentures; and

•	in lieu of a cash redemption, we may elect to redeem all or part of the $8.0 million aggregate principal amount of the debentures, and to pay interest on the debentures, in shares of our common stock.

If our stockholders do not approve this proposal:

•	the 19.999% conversion and exercise limitation will continue to apply and we will not issue in excess of 17,780,757 shares of our common stock upon conversion or redemption of the debentures or exercise of the warrants;

•	we may not redeem the $8.0 million aggregate principal amount of the debentures, or pay interest on the debentures, in shares of our common stock to the extent that the issuance of these shares would exceed 17,780,757 shares of common stock when combined with shares issued upon exercise of the warrants;

•	in lieu of a common stock redemption, we may be required to redeem that portion of the $8.0 million aggregate principal amount of the debentures which exceeds the value of 19.999% of our common stock, and to pay interest on the debentures, in cash; and

•	we will be required to resubmit the proposal for approval at subsequent annual or special meetings of our stockholders every four months after the annual meeting of stockholders until the earlier of (i) the date our stockholders approve the proposal, or (ii) December 12, 2007.

Based upon a stock price $0.37, the last sale price reported for our common stock on the Nasdaq Capital Market on September 15, 2006, it is unlikely that we would issue any shares upon the exercise of the warrants because the exercise price of the warrants exceeds the market price of our common stock. Based on such price, we would be able to redeem $5.6 million of the aggregate principal amount of the debentures without stockholder approval. In such event, we would be required to redeem the remaining $2.4 million of the aggregate principal amount of the debentures in cash. If stockholders do not approve this proposal and if we are required to redeem a portion of the aggregate principal amount of the debentures in cash, we do not believe that we would have sufficient funds for such cash redemption without additional financing.

As a result of the capital raised in the financing, we believe that we have sufficient funds to continue our operations at current levels through December 31, 2006. We do not have a credit line or other borrowing facility to fund our operations. To continue our current level of operations beyond December 31, 2006, we will need to seek additional funds through the issuance of additional equity or debt securities or other sources of financing. We may not be able to secure such additional financing on favorable terms, or at all. Any additional financings will likely cause substantial dilution to existing stockholders. If we are unable to obtain necessary additional financing, we may be required to reduce the scope of, or cease, our operations.

Registration Rights

In connection with the financing, we agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission covering the resale of the shares of common stock issuable upon conversion of the debentures and the shares of common stock underlying the warrants. Currently, the maximum number of shares of our common stock issuable upon conversion or redemption of the debentures is 17,778,000, and the maximum number of shares of our common stock issuable upon exercise of the warrants is 9,955,682. However, because the number of shares of common stock we may issue to pay the monthly redemption amount will not be determined until each payment date, the total number of shares we issue upon conversion or redemption of the debentures and upon exercise of the warrants may exceed this number. As a result, we agreed to include on the registration statement a number of shares consisting of 150% of the number of shares of common stock issuable upon conversion or redemption of the debentures and upon the exercise of the warrants on the filing date. Accordingly, we filed a registration statement on Form S-3 with the SEC on July 7, 2006, and an amendment to the registration statement on August 14, 2006, covering the resale of 41,600,523 shares of common stock underlying the debentures and warrants. The SEC has not yet declared the registration statement effective.

Right of First Refusal

We granted to the investors in the financing a right of first refusal to purchase their pro rata portion of up to 25% of securities we issue to third parties for a period of twelve months following the closing, subject to certain excluded transactions described in the securities purchase agreement.

Key Terms of Debentures

Interest.  The debentures bear interest on their unpaid principal amount at a rate of 8.0% per year. Interest payments on the debentures are due on each monthly redemption date and each conversion date (as to the principal amount then being converted). We must pay interest in cash unless we meet certain conditions to pay interest in shares of our common stock. In lieu of cash payments, we may, in our discretion, elect to pay the interest on the debentures in shares of our common stock if we have obtained stockholder approval of the financing, subject to the registration of the resale of the shares of common stock issuable as payment of interest on the debentures under the Securities Act. Our ability to pay the interest on the debentures in shares of our common stock is also subject to certain conditions, including that:

•	we have paid all liquidated damages in respect of the debentures;

•	our common stock is listed and trading on a national market or exchange or the OTC Bulletin Board;

•	there is a sufficient number of authorized but unissued and otherwise unreserved shares of our common stock for the issuance of all of the shares issuable pursuant to the financing;

•	there is no existing event of default under the debentures;

•	the issuance would not violate certain ownership limitations contained in the debentures; and

•	the debenture holder is not in possession of any information that constitutes, or may constitute, material non-public information which was provided to the holder by us.

Conversion of Debentures.  The debentures are convertible into shares of our common stock at any time until the debentures are no longer outstanding at the option of the debenture holders at a conversion price of $0.45 per share. At this initial conversion price, for example, we would issue approximately 17,778,000 shares upon conversion of the $8.0 million aggregate principal amount of the debentures. The conversion price of the debentures is subject to adjustment to prevent dilution resulting from stock splits, stock dividends, and recapitalizations, as well as the issuance of securities at a purchase price less than the conversion price. In particular, each debenture contains a full ratchet anti-dilution provision, such that if we issue in the future convertible or equity securities (subject to certain exceptions, including stock option grants and issuances in connection with certain acquisition transactions) at a price less than the conversion price, the debenture conversion price will be automatically adjusted down to that lesser price. Any of these provisions could have the effect of increasing the total number of shares issuable upon their conversion.

No debenture holder may convert any portion of a debenture if the number of shares of common stock issuable upon such conversion, plus the number of shares of common stock beneficially owned by the holder, would exceed 4.99% of our outstanding shares of common stock, unless the holder waives this limitation at least 61 days prior to the proposed conversion.

Prepayment of Debentures.  We may not prepay any principal under a debenture without the prior consent of the debenture holder.

Redemption of Debentures.  The principal amount of the debentures is subject to mandatory monthly redemption at the rate of 1/12 of the original principal amount plus accrued but unpaid interest on the debentures commencing December 1, 2006. We may, in our discretion, elect to pay the monthly redemption amount in cash or in shares of our common stock, subject to the registration of the resale of the shares issuable upon conversion of the debentures under the Securities Act. Our ability to pay the monthly redemption amount in shares of our common stock is also subject to certain conditions, including that:

•	we have paid all liquidated damages in respect of the debentures;

•	our common stock is listed and trading on a national market or exchange or the OTC Bulletin Board;

•	there is a sufficient number of authorized but unissued and otherwise unreserved shares of our common stock for the issuance of all of the shares issuable pursuant to the financing;

•	there is no existing event of default under the debentures;

•	the issuance would not violate certain ownership limitations contained in the debentures; and

•	the debenture holder is not in possession of any information that constitutes, or may constitute, material non-public information which was provided to the holder by us.

If an event of default occurs, or if we undergo a change of control, the debenture holders can require us to redeem all or any portion of the unpaid principal under the debentures, plus all accrued and unpaid interest.

A change of control means the existence or occurrence of any of the following:

•	the sale, conveyance or disposition of all or substantially all of our assets;

•	a transaction or series of transactions in which more than 33% of our voting power is disposed of;

•	the consolidation, merger or other business combination of us with or into any other entity, immediately following which our prior stockholders fail to own, directly or indirectly, at least 66% of the surviving entity; or

•	a majority of our board of directors does not consist of continuing directors, meaning individuals who were members of our board of directors on June 12, 2006, or were nominated or elected by at least a majority of the directors who were continuing directors at the time of the nomination or election.

An event of default under the debentures will occur if:

•	we default in the payment of the principal amount of any debenture or any amounts owing in respect of such debenture;

•	we fail to observe or perform any other covenant or agreement contained in the debentures, subject to certain exceptions;

•	we default on or breach the terms of any of our material agreements;

•	we become the subject of bankruptcy or insolvency proceedings;

•	shares of our common stock fail to be eligible for listing or quotation for trading on a trading market and are not be eligible to resume listing or quotation for trading thereon within five trading days;

•	we are made party to any change of control transaction or agrees to sell or dispose of all or substantially all of its assets in one transaction or a series of related transactions;

•	we fail to maintain the effectiveness of the registration statement filed in connection with the financing, subject to certain exceptions;

•	we fail to timely deliver share certificates upon conversion of the debentures; or

•	any judgment or similar final process is entered or filed against us in respect of our property or other assets for more than $150,000, and such judgment or similar final process remains unvacated, unbonded or unstayed for a period of 45 calendar days.

Key Terms of Warrants

The warrants are exercisable for up to 9,955,682 shares of our common stock at an exercise price of $0.48 per share. The warrants are exercisable for a period of five years beginning December 10, 2006. The exercise price of the warrants is subject to adjustment to prevent dilution resulting from stock splits, stock dividends and recapitalizations, which could have the effect of increasing the total number of shares issuable upon their exercise. The exercise price is also subject to adjustment following the issuance of securities at a purchase price less than the exercise price.

No warrant holder may exercise any portion of a warrant if the number of shares of common stock issuable upon such exercise, plus the number of shares of common stock beneficially owned by the warrant holder, would exceed 4.99% of our outstanding shares of common stock, unless the warrant holder waives this limitation at least 61 days prior to the proposed exercise.

Effect on Outstanding Common Stock

The total number of shares of our common stock issuable upon conversion or redemption of the debentures and exercise of the warrants is limited to approximately 17,780,757 shares absent stockholder approval of this proposal. If our stockholders approve this proposal, we may issue more than 17,780,757 shares of common stock upon conversion or redemption of the debentures and exercise of the warrants, which could have a dilutive effect on our earnings or loss per share and on a stockholder’s percentage voting power. In addition, the issuance of the additional shares of common stock could render more difficult or discourage an attempt to obtain a controlling interest in us or the removal of our incumbent board of directors and may discourage unsolicited takeover attempts which might be desirable to stockholders.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting of stockholders, as well as the presence of a quorum representing a majority of all of our outstanding shares of common stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ISSUANCE OF MORE THAN 19.999% OF OUR COMMON STOCK IN CONNECTION WITH OUR JUNE 12, 2006 FINANCING.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO THE

SAFLINK CORPORATION 2000 STOCK INCENTIVE PLAN

At the annual meeting, stockholders will be asked to approve an amendment to the Saflink Corporation 2000 Stock Incentive Plan to increase by 8,000,000 the maximum number of shares of our common stock that may be issued under the plan. Our stockholders have previously authorized us to issue under the plan up to 15,000,000 shares of our common stock (subject to adjustment upon certain changes in our capital structure). Of this number, a total of 3,679,7172 shares have been issued upon the exercise of previously granted options and purchase rights and options to purchase 9,197,000 shares remained outstanding as of September 1, 2006.

The board of directors believes that we must offer a competitive equity incentive program if we are to continue to successfully attract and retain the best possible candidates for positions of responsibility within our organization. We expect that the plan will continue to be an important factor in attracting and retaining the high caliber employees, directors and consultants essential to our success and in motivating these individuals to strive to enhance our growth and profitability. As of September 1, 2006, only 2,123,828 shares remained available for the future grant of stock options and stock purchase rights under the plan, a number that the board of directors believes to be insufficient to meet our anticipated needs. Therefore, the board of directors has unanimously adopted, subject to stockholder approval, an amendment to increase the maximum number of shares of our common stock issuable under the plan by 8,000,000 shares to a total of 23,000,000 shares to ensure that we will continue to have available a reasonable number of shares for our equity incentive program.

Summary of the Plan

The principal features of the plan are summarized below. The summary is qualified in its entirety by the specific language of the plan, a copy of which is available to any stockholder upon request.

General.  The purpose of the plan is to promote our growth and profitability by enabling us to attract and retain the best available personnel for positions of substantial responsibility, to provide our employees, directors and consultants with an opportunity to invest in our common stock, and to align their interest with the interests of our stockholders. Under the plan, we may grant equity-based incentive awards to our employees, directors and consultants. We may grant incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) to employees, and nonstatutory stock options and stock purchase rights to employees, directors and consultants.

Shares Subject to Plan.  Currently, a maximum of 15,000,000 of the authorized but unissued or reacquired shares of our common stock may be issued under the plan. The board of directors has amended the plan, subject to stockholder approval, to increase the maximum number of shares that may be issued under the plan to 23,000,000. If any outstanding option expires, terminates or is canceled, or if shares acquired pursuant to an option or a stock purchase right are repurchased by us, the expired or repurchased shares are returned to the plan and again become available for grant. However, no more than 23,000,000 shares will be cumulatively available under the plan for issuance upon the exercise of incentive stock options. Appropriate adjustments will be made to the maximum number of shares issuable under the plan, to the foregoing limit on incentive stock option shares, to the “grant limit” described below, and to the number of shares and their exercise price under outstanding options and stock repurchase rights upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in our capital structure.

To enable us to deduct in full for federal income tax purposes the compensation recognized by certain executive officers in connection with options or stock purchase rights granted under the plan, the plan is designed to qualify such compensation as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. To comply with Section 162(m), the plan limits the number of shares for which options may be granted to any employee. Under this grant limit, no employee may be granted options for more than 1,000,000 shares in any fiscal year, except that this limit will be 2,000,000 in the fiscal year in which the employee’s service with us commences. The grant limit is subject to appropriate adjustment in the event of certain changes in our capital structure, as previously described. In addition, the board may not grant stock purchase rights during any fiscal year for more than 10% of the total number of shares available for issuance under the plan on the first day of such fiscal year.

Administration.  The plan is administered by the board of directors or a duly appointed committee of the board, which, in the case of options intended to qualify for the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code, must be comprised solely of two or more “outside directors” within the meaning of Section 162(m). For purposes of this summary, the term “board” refers to either the board of directors or such committee. Subject to the provisions of the plan, the board determines the persons to whom options and stock purchase rights are to be granted, the number of shares to be covered by each option or stock purchase right, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability and vesting of each option and stock purchase right, the award price and the type of consideration to be paid to us upon the exercise of each option and stock purchase right, the time of expiration of each option and stock purchase right, and all other terms and conditions of the options and stock purchase rights. For purposes of this summary, the term “award” refers to awards of options and stock purchase rights. The board may amend, modify, extend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the exercisability or vesting of any award. The board will interpret the plan and awards granted thereunder, and all determinations of the board will be final and binding on all persons having an interest in the plan or any award.

Eligibility.  Awards may be granted under the plan to our employees, directors and consultants or to employees, directors and consultants of any of our present or future parent or subsidiary corporations. In addition, awards may be granted to prospective service providers in connection with written offers of employment or other service relationship, provided that no shares may be purchased prior to such person’s commencement of service. As of September 1, 2006, we had approximately 88 employees, which included six executive officers, and seven non-employee directors who were eligible under the plan. While any eligible person may be granted a nonstatutory stock option or stock purchase right, only employees may be granted incentive stock options.

Terms and Conditions of Awards.  Each award granted under the plan will be evidenced by a written agreement between us and the recipient specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the plan. Incentive stock options must have an exercise price at least equal to the fair market value of a share of our common stock on the date of grant, while nonstatutory stock options must have an exercise price equal to at least 85% of such fair market value. However, any incentive stock option granted to a person who at the time of grant owns stock with more than 10% of the total combined voting power of all classes of our capital stock or any of our parent or subsidiary corporations must have an exercise price equal to at least 110% of the fair market value of a share of our common stock on the date of grant. As of September 1, 2006, the closing price of our common stock, as reported on the Nasdaq Capital Market, was $0.42 per share.

The plan provides that the board may determine the acceptable forms of consideration for exercising an award, including payment of the exercise price in any of the following ways:

•	in cash;

•	by check;

•	by a promissory note;

•	to the extent legally permitted, by tender of shares of common stock owned by the award recipient having a fair market value not less than the exercise price;

•	the assignment of the proceeds of a cashless exercise with respect to some or all of the shares being acquired upon the exercise of the option;

•	a reduction in the amount of any liability to the award recipient;

•	by any combination of these; or

•	by such other lawful consideration as approved by the board.

Awards will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the board. The maximum term of an option granted under the plan is ten years, provided that an incentive stock option granted to a holder of more than 10% of our common stock must have a term not exceeding five years. An option generally will remain exercisable for three months following the optionee’s termination of service. However, if such termination results from the optionee’s death or disability, the option generally will remain exercisable for twelve months. In any event, the option must be exercised no later than its expiration date. Incentive stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee. Nonstatutory stock options granted under the plan may be assigned or transferred to the extent permitted by the board and set forth in the option agreement.

Merger, Asset Sale and Change of Control.  The plan provides that, in the event of our merger with or into another corporation, or our sale of substantially all of our assets, each outstanding award may be assumed or substituted by the successor corporation or its parent or subsidiary without the consent of any award recipient. If the successor corporation does not assume an outstanding award, the award shall become fully vested and exercisable and will terminate if it is not exercised within 15 days following notice of such acceleration of vesting and exercisability.

The plan defines a “change of control” of Saflink as the occurrence of any of the following events:

•	any person becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of our voting securities;

•	a sale or disposition by us of all or substantially all of our assets;

•	our merger or consolidation with another company, other than a merger or consolidation which would result in our voting securities outstanding immediately before the transaction continuing to represent at least 35% of the total voting power of the voting securities of the surviving entity or its parent immediately after the transaction; or

•	a change in the composition of our board of directors, occurring within a two-year period, which results in the board of directors being comprised of less than a majority of continuing directors. For this purpose, a “continuing director” is a person who was a director on September 6, 2000, or a person who was elected, or nominated for election, to the board with the affirmative vote of at least a majority of those members of the board who themselves were not elected, or nominated for election, to the board in connection with a proxy contest or a transaction described above.

If an award recipient’s status as a service provider is terminated by us or the surviving corporation without cause within twelve months following a change of control, then the award recipient’s awards shall become fully vested and exercisable upon such termination.

Termination or Amendment.  The plan will continue in effect until the earlier of its termination by the board or September 6, 2010. The board may terminate or amend the plan at any time. However, without stockholder approval, the board may not effect any change that would require stockholder approval under any applicable law, regulation or rule. No termination or amendment may impair the rights of an optionee unless mutually agreed otherwise between the board and the optionee.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options.  A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. In such event, we will not be entitled to any corresponding deduction for federal income tax purposes. A participant’s disposition of shares before both of these holding periods have been satisfied will be a disqualifying disposition. In the event of a disqualifying disposition, the participant will recognize ordinary income equal to the spread between the option exercise price and the fair market value of the shares on the date of exercise, but in most cases not to exceed the gain realized on the sale, if lower. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

In general, the difference between the option exercise price and the fair market value of the shares on the date when an incentive stock option is exercised, or at such later time as the shares vest, is treated as an adjustment in computing income that may be subject to the alternative minimum tax, which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options.  Options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the determination date, which is the date when the option is exercised or such later date as the shares become vested and free of any restrictions on transfer. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the determination date is after the exercise date, the participant may elect, pursuant to Section 83(b) of the Internal Revenue Code, to treat the exercise date as the determination date by filing an election with the Internal Revenue Service no later than 30 days after the exercise date. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Restricted Stock.  Acquisitions of restricted stock receive tax treatment that is similar to that of exercises of nonstatutory stock options. A participant acquiring restricted stock normally recognizes ordinary income equal to the difference between the amount, if any, the participant paid for the restricted stock and the fair market value of the shares on the determination date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Internal Revenue Code, to treat the acquisition date as the determination date by filing an election with the Internal Revenue Service. Upon the sale of restricted stock, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the acquisition of restricted stock, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Amended Plan Benefits and Additional Information

As of the date of this proxy statement, no options have been granted under the plan conditioned upon stockholder approval of this proposal. Future grants under the plan will be made at the discretion of the board, and, accordingly, are not yet determinable. In addition, benefits under the plan will depend on a number of factors, including the fair market value of our common stock on future dates and the exercise decisions made by the optionees. Consequently, it is not possible to determine the benefits that might be received by optionees receiving discretionary grants under the plan.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting of stockholders, as well as the presence of a quorum representing a majority of all of our outstanding shares of common stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE SAFLINK CORPORATION 2000 STOCK INCENTIVE PLAN.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee of the board of directors has selected KPMG as our independent auditors for the fiscal year ending December 31, 2006, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. KPMG LLP has audited our financial statements since its appointment in fiscal 2000. Representatives of KPMG LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent auditors is not required by our bylaws or otherwise. However, we are submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of Saflink and the stockholders.

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2005, and 2004, by KPMG LLP, our independent auditors:

	Fiscal 2005	Fiscal 2004
Audit Fees(1)	$529,200	$562,775
Audit-Related Fees	—	—
Tax Fees(2)	20,900	18,000
All Other Fees	—	—

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
(2)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance and international tax planning.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular category of services. The independent auditor and management are required to periodically report to the audit committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. The chairman of the audit committee is also authorized, pursuant to delegated authority, to pre-approve additional services and such approvals are communicated to the full audit committee at its next meeting.

The audit committee has considered the role of KPMG LLP in providing tax services to us and has concluded that such services are compatible with KPMG’s independence as our auditors.

For the fiscal years ended December 31, 2005, and 2004, the audit committee pre-approved all services described above in the captions Audit Fees and Tax Fees. For fiscal 2005, no hours expended on KPMG LLP’s engagement to audit our financial statements were attributed to work performed by persons other than full-time, permanent employees of KPMG LLP.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting of stockholders, as well as the presence of a quorum representing a majority of all our outstanding shares of common stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS SAFLINK’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 1, 2006, certain information with respect to the beneficial ownership of our common stock by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each member of our board of directors, (iii) each executive officer named in the summary compensation table, and (iv) all of our directors and executive officers as a group.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Owned	Number of Shares Underlying Convertible Securities(2)	Total Number of Shares Beneficially Owned(3)	Percent of Common Stock(4)
North Sound Capital LLC (5) 53 Forest Avenue, Suite 202 Greenwich, CT 06870	9,440,922	3,333,333	12,774,255	13.85%
Richard P. Kiphart (6)	7,392,394	1,840,564	9,232,958	10.17%
Kris Shah (7)	3,961,725	635,750	4,597,475	5.13%
Glenn L. Argenbright	333,500	698,072	1,031,572	*
Frank J. Cilluffo	—	86,667	86,667	*
Lincoln D. Faurer	—	76,667	76,667	*
Gordon E. Fornell	—	171,667	171,667	*
Asa Hutchinson		80,000	80,000	*
Steven M. Oyer	10,000	298,858	308,858	*
Jon C. Engman	—	335,999	335,999	*
Gregory C. Jensen		325,728	325,728	*
Trevor Neilson		397,499	397,499
Steven D. Rishel	15,000	281,249	296,249	*
Timothy A. Wudi	—	393,749	393,749	*
Directors and executive officers as a group (13 persons)	11,712,619	5,622,469	17,335,088	18.34%

*	Less than 1%
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.
(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or warrants or upon conversion of securities convertible into common stock.
(3)	Represents the aggregate number of shares beneficially owned by each stockholder.
(4)	Calculated on the basis of 88,908,229 shares of common stock outstanding as of September 1, 2006, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after September 1, 2006, are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.
(5)	Based on a Schedule 13D/A filed by North Sound Capital LLC with the SEC on August 16, 2006. North Sound Capital LLC is the investment advisor to North Sound Legacy International Ltd. and the managing member of North Sound Legacy Institutional Fund LLC, and has shared power to vote and shared dispositive power with respect to shares held by North Sound Legacy International Ltd., and North Sound Legacy Institutional Fund LLC.
(6)	Includes 1,760,564 shares of common stock underlying the principal balance of, and estimated interest on, a convertible promissory note. Mr. Kiphart’s mailing address is c/o William Blair & Company, L.L.C., 222 West Adams Street, Chicago, IL 60606.
(7)	Includes 2,939,363 shares held by the Kris and Geraldine Shah Family Trust, of which Mr. Shah and his wife are the trustees and beneficiaries; and 261,181 shares held by the Chandra L. Shah Trust, of which Mr. Shah is the trustee. Mr. Shah’s mailing address is c/o Saflink Corporation, 12413 Willows Road NE, Suite 300, Kirkland, Washington 98034.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2005, 2004 and 2003, by our chief executive officer and our four other most highly compensated officers:

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards($)		Shares Underlying Options (#)	All Other Compensation
Glenn L. Argenbright	2005	$239,231	$—	$—			—	$—
President and Chief	2004	224,449	40,789		757,839	(1)
Executive Officer	2003	216,539	—	—	—		436,120	22,183

Jon C. Engman	2005	189,391	—	—	—		—	—
Chief Financial Officer and	2004	167,118	34,046	—	—		116,000
Secretary	2003	151,077	9,946	—	—		—	—

Gregory C. Jensen Chief Technology Officer	2005 2004	184,407 169,885	— 18,627	—	—		—	—
	2003	155,000	—	—	—		—	—

Timothy A. Wudi(2) Chief Marketing Officer	2005 2004	184,407 71,053	55,500 18,000	—	—		125,000 250,000	— —
	2003	—	—	—	—		—	—

Kris Shah(3) President—Litronic, Inc.	2005 2004 2003	232,000 87,380 —	— — —	— — —	— 500,000 —	(4)	— 500,000 120,000	— — —

Steven D. Rishel(5) Senior Vice President of Commercial Operations	2005 2004 2003	184,407 149,476 24,200	— — —	— — —	— — —		— 100,000 125,000	— — —

(1)	As of the end of fiscal 2005, Mr. Argenbright held an aggregate of 301,928 shares of restricted common stock with an aggregate value of $238,523, based upon the last sale price reported for our common stock on the Nasdaq Capital Market on December 30, 2005. We may reacquire Mr. Argenbright’s shares of restricted common stock in the event that his service is terminated for cause, or if he voluntarily ceases to provide services to us without good reason, before June 23, 2007. Mr. Argenbright will receive any dividends paid on his shares of restricted common stock.
(2)	Mr. Wudi joined us in August 2004 as our chief marketing officer.
(3)	Mr. Shah joined us in August 2004 as president of Litronic, Inc., our wholly-owned subsidiary, in connection with our acquisition of SSP Solutions, Inc.
(4)	As of the end of fiscal 2005, Mr. Shah held an aggregate of 500,000 shares of restricted common stock with an aggregate value of $395,000, based upon the last sale price reported for our common stock on the Nasdaq Capital Market on December 30, 2005. As of August 9, 2006, Mr. Shah’s shares of restricted common stock were no longer subject to a right of repurchase.
(5)	Mr. Rishel joined Saflink in October 2003, and has served as our senior vice president of commercial operations since October 2004.

Stock Options Granted in Fiscal 2005

The following table provides the specified information concerning grants of options to purchase shares of our common stock made during the fiscal year ended December 31, 2005, to the persons named in the summary compensation table.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Individual Grants
	Number of Shares Underlying Options Granted(2)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Shares(3)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
					5%	10%
Repriced Grants
Glenn L. Argenbright	8,752	0.1%	$0.79	2/15/2011	$1,871	$4,134
Glenn L. Argenbright	35,715	0.4%	0.79	6/29/2011	7,795	17,225
Glenn L. Argenbright	217,655	2.7%	0.79	2/11/2012	58,481	132,674
Glenn L. Argenbright	436,120	5.5%	0.79	2/25/2013	140,260	326,866
Jon C. Engman	182,000	2.3%	0.79	4/29/2012	48,899	110,935
Jon C. Engman	116,000	1.5%	0.79	6/23/2014	43,754	104,798
Timothy A. Wudi	75,000	0.9%	0.79	8/4/2014	32,666	80,458
Timothy A. Wudi	175,000	2.2%	0.79	8/4/2014	76,221	187,736
Kris Shah	15,750	0.2%	0.79	8/1/2012	5,065	11,804
Kris Shah	120,000	1.5%	0.79	7/31/2013	45,263	108,412
Kris Shah	500,000	6.3%	0.79	8/9/2014	217,775	536,389
Gregory C. Jensen	477	0.0%	0.79	11/18/2006	19	38
Gregory C. Jensen	715	0.0%	0.79	3/11/2008	58	119
Gregory C. Jensen	6,429	0.1%	0.79	9/8/2009	1,095	2,357
Gregory C. Jensen	7,112	0.1%	0.79	1/17/2010	1,211	2,608
Gregory C. Jensen	38,752	0.5%	0.79	6/29/2011	8,419	18,603
Gregory C. Jensen	231,000	2.9%	0.79	2/11/2012	62,064	140,802
Steven D. Rishel	125,000	1.6%	0.79	10/24/2013	47,149	112,929
Steven D. Rishel	100,000	1.3%	0.79	6/23/2014	37,719	90,344

New Grants
Timothy A. Wudi	125,000	1.6%	$0.78	11/22/2015	$65,389	$161,784

(1)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on SEC rules, and therefore are not intended to forecast possible future appreciation, if any, in our stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.
(2)	All options were granted pursuant to our 2000 stock incentive plan and have a ten year term. Options granted under our 2000 stock incentive plan generally become vested on a monthly basis over a 36-month period, but are not exercisable until optionee has been employed with us for nine months, and they remain exercisable subject to the optionee’s continuous employment with us. Under our 2000 stock incentive plan, our board of directors retains discretion to modify the terms, including the prices, of outstanding options.
(3)	All options were granted at market value on the date of grant.

Option Exercises and Fiscal 2005 Year-End Values

STOCK OPTION EXERCISES AND FISCAL 2005 YEAR-END VALUES

The following table provides the specified information concerning exercises of options to purchase shares of our common stock in the fiscal year ended December 31, 2005, and unexercised options held as of December 31, 2005, by the persons named in the summary compensation table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

	Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the- Money Options at Fiscal Year End(1)
Name	Exercisable(2)	Unexercisable	Exercisable	Unexercisable
Glenn L. Argenbright	698,072	—	$—	$—
Jon C. Engman	298,000	—	—	—
Timothy A. Wudi	375,000	—	1,250	—
Kris Shah	635,750	—	—	—
Gregory C. Jensen	284,305	—	—	—
Steven D. Rishel	225,000	—	—	—

(1)	Stock options are valued based upon the last reported sale price of a share of our common stock as reported on the Nasdaq Capital Market on December 30, 2005 ($0.79 per share).
(2)	All options were granted pursuant to our 2000 stock incentive plan. Options granted under our 2000 stock incentive plan generally become vested on a monthly basis over a 36-month period, but are not exercisable until optionee has been employed with us for nine months, and they remain exercisable subject to the optionee’s continuous employment with us. Under our 2000 stock incentive plan, our board of directors retains discretion to modify the terms, including the prices, of outstanding options.

Employment Contracts and Change-in-Control Arrangements

Employment Contracts

In June 2001, we entered into an employment agreement with Glenn L. Argenbright, our president and chief executive officer. The agreement provides for the payment to Mr. Argenbright of an initial $100,000 minimum base annual salary, a $5,000 signing bonus, and a $100,000 bonus based on the achievement of certain objectives. Pursuant to the agreement, Mr. Argenbright was granted an option under our 2000 stock incentive plan to purchase 35,715 shares of our common stock, vesting in three equal increments on an annual basis. Mr. Argenbright is also entitled to receive the equivalent of twelve months’ base salary if his employment with us is terminated for any reason other than cause or if the board of directors appoints someone else to the position of chief executive officer. Upon the recommendation of the compensation committee, our board of directors has approved various modifications to Mr. Argenbright’s compensation since 2001, including an increase in his base salary to $240,000 effective as of June 22, 2004, and certain potential cash bonuses tied to our performance and targeted revenue objectives. On June 23, 2004, our board of directors also granted Mr. Argenbright a stock purchase right with respect to 301,928 shares of restricted common stock under our 2000 stock incentive plan, which he immediately exercised in full in exchange for his past service rendered to us.

On April 30, 2002, we entered into an employment agreement with Jon C. Engman, our chief financial officer. The agreement provides for the payment to Mr. Engman of an initial annual salary of $140,000. Pursuant to the agreement, Mr. Engman was also granted an option to purchase 182,000 shares of our common stock. In accordance with the terms of the agreement, Mr. Engman’s employment with us is “at will” and his employment may be terminated anytime with or without cause. Upon the recommendation of the compensation committee, our board of directors approved an increase in Mr. Engman’s annual salary to $190,000 effective as of June 22, 2004.

On April 14, 2000, we entered into an employment agreement with Gregory C. Jensen, our chief technology officer. The agreement provides for the payment to Mr. Jensen of an initial annual salary of $138,000. In accordance with the terms of the agreement, Mr. Jensen’s employment with us is “at will” and his employment may be terminated anytime with or without cause. Upon the recommendation of the compensation committee, our board of directors approved an increase in Mr. Jensen’s annual salary to $185,000 effective as of June 22, 2004.

On October 23, 2003, we entered into an employment agreement with Steven D. Rishel, our senior vice president of commercial operations. The agreement provides for the payment to Mr. Rishel of an initial annual salary of $142,000. In accordance with the terms of the agreement, Mr. Rishel’s employment with us is “at will” and his employment may be terminated anytime with or without cause. Upon the recommendation of the compensation committee, our board of directors approved an increase in Mr. Rishel’s annual salary to $185,000 effective as of June 22, 2004.

On July 30, 2004, we entered into an employment agreement with Mr. Wudi, our chief marketing officer. The agreement provides for the payment to Mr. Wudi of an initial annual salary of $185,000. Mr. Wudi received an initial sign-on bonus of $18,000 and was granted an option to purchase 175,000 shares of our common stock. He also became eligible to receive an annual bonus of 35% of his annual base salary and the right to earn an additional option grant of 75,000 shares of our common stock, if he achieved certain objectives or milestones as defined by our chief executive officer. In accordance with the terms of the agreement, Mr. Wudi’s employment with us is “at will” and his employment may be terminated anytime with or without cause.

On August 5, 2004, we entered into an employment agreement with Mr. Shah, president of Litronic, Inc., our wholly-owned subsidiary. The agreement has a two-year term and provides for the payment to Mr. Shah of an initial annual salary of $232,000. Pursuant to the agreement, Mr. Shah was granted an option to purchase 500,000 shares of our common stock and a stock purchase right with respect to 500,000 shares of restricted common stock under our 2000 stock incentive plan, which he immediately exercised in full in exchange for his past service rendered to us. In the event of a change in control or if Mr. Shah’s employment is terminated without cause, for a good reason, or as a result of his death or disability, his restricted stock will fully vest and our right to repurchase these shares will lapse. Mr. Shah is also entitled to receive a lump sum severance payment equal to the greater of twelve months’ base salary or his final base salary for the remainder of the two-year period of the agreement if his employment with us is terminated for any reason other than for cause. During the period of time to which the severance payments pertain, we agreed to pay the premiums to continue group medical and dental insurance coverage for Mr. Shah and his family.

Change-in-Control Arrangements

Retention Agreements.  In addition to the employment arrangements described above, we have entered into retention agreements with each of Messrs. Engman, Jensen, Rishel and Wudi. These retention agreements provide that if the employee is terminated as a result of an involuntary termination (as defined in the retention agreements), then he shall be entitled to receive the compensation, accrued but unused vacation and benefits earned through the date of termination of employment, and severance payments equal to four or six months’ salary, depending on the executive, payable in accordance with our standard payroll practices. However, if the employee is terminated as a result of an involuntary termination within two months prior to, upon or within twelve months following a change-of-control, then he will be entitled to receive the following: (a) the compensation, accrued but unused vacation and benefits earned through the date of termination; (b) severance payments equal to four or six months’ salary, payable in a lump sum within thirty days of the date of termination; (c) vesting of 100% of any unvested options as of the date of termination; (d) reimbursement of any COBRA premiums paid by the employee for continued group health insurance coverage of employee and his dependents for a period of up to twelve months after the date of termination; and (e) the laptop or other portable computer device used by the employee, if any, as of the date of termination.

On April 27, 2006, we amended Mr. Engman’s retention agreement to provide that if Mr. Engman’s employment is terminated as a result of an involuntary termination, death or disability within one year from the date of the agreement, then he is entitled to receive a lump-sum severance payment equal to twelve months’ salary. In addition, if Mr. Engman terminates his employment by voluntary resignation within one year from the date of the agreement, and he provides us at least 60-days’ notice prior to such termination, he is entitled to receive the severance payment and benefits listed above. All other terms of the retention agreement remain unchanged.

2000 Stock Incentive Plan.  Pursuant to our 2000 stock incentive plan, in the event of a change in control, if the acquiring company does not assume, or substitute new options for, all outstanding options, all shares subject to outstanding options will become fully vested and exercisable prior to the change-in-control.

Restricted Stock.  On June 23, 2004, Mr. Argenbright acquired 301,928 restricted shares of our common stock. We may reacquire Mr. Argenbright’s shares of restricted common stock in the event that his service is terminated for cause, or if he voluntarily ceases to provide services to us without good reason, before June 23, 2007. In the event of a change in control, these shares will become unrestricted and will no longer be subject to a right of repurchase.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain two compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants. These are our 1992 stock incentive plan and our 2000 stock incentive plan, each of which has been approved by our stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2005:

Plan Category(1)	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of Shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	7,379,522	$1.05	2,834,448	(2)
Equity compensation plans not approved by stockholders	—	—	—

Total	7,379,522	$1.05	2,834,448

(1)	The information presented in this table excludes options we assumed in connection with acquisitions of other companies. As of December 31, 2005, 1,127,858 shares of our common stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $1.57 per share.
(2)	The number of shares that may be optioned and sold under our 2000 stock incentive plan is automatically increased such that the maximum number of shares available to be optioned and sold under the plan is equal to the lesser of (i) 15,000,000 shares of our common stock or (ii) 20% of the number of shares of our common stock (on an as converted basis) outstanding on the immediately preceding December 31. On December 31, 2005, there were 106,368,221 shares of common stock outstanding (on an as converted basis).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We paid $60,000 in consulting fees during 2005 to The Pennant Group as described above under the caption “Compensation of Directors.” Mr. Cilluffo, a member of our board of directors, is a principal of The Pennant Group.

On December 31, 2005, we amended the convertible promissory note, dated November 19, 2003, held by Mr. Kiphart, the co-chairman and lead independent of our board of directors. Under the terms of the promissory note, the unpaid principal and any unpaid and accrued interest were due and payable by us on December 31, 2005. The amendment, which was approved by the audit committee of the board of directors, revised the maturity date of the promissory note such that the unpaid principal and any unpaid and accrued interest are due and payable by us on the earlier of (i) December 31, 2006, and (ii) upon demand on, or after the date of the closing of any strategic or financing transaction that generates at least $20,000,000 of additional working capital for us. The amendment also revised the conversion rate at which, under certain circumstances, the unpaid principal and any unpaid and accrued interest under the promissory note convert into shares of our common stock from $1.67 to $0.71. The amendment did not otherwise change any terms of the promissory note or the principal balance of the promissory note.

On December 31, 2005, our board of directors, upon the recommendation of the compensation committee, approved the acceleration of vesting of all unvested options to purchase shares of our common stock that are being held by employees. The acceleration was effective as of December 31, 2005. Options to purchase approximately 2.0 million shares of our common stock were subject to this vesting acceleration. The number of shares subject to the accelerated options remained unchanged. The accelerated options included options held by our executive officers to purchase 918,637 shares of our common stock. Options granted to our non-employee directors as compensation for their service as members of the board of directors were excluded from the acceleration.

On December 31, 2005, our board of directors, upon the recommendation of the compensation committee, approved the amendment of all outstanding options to purchase shares of our common stock held by employees with an exercise price greater than $0.79 per share, which is equal to the last sale price per share of our common stock as reported on the Nasdaq Capital Market on December 30, 2005. As a result of the amendment, effective as of December 31, 2005, the exercise price of each such option was reduced to $0.79 per share. The repriced options included options held by our executive officers to purchase 2,691,127 shares of our common stock with a weighted average exercise price of $2.30 per share. Options granted to our non-employee directors as compensation for their service as members of the board of directors were excluded from the repricing.

On November 22, 2005, we amended the notice of grant of stock purchase right, dated August 9, 2004, with Mr. Shah, a member of our board of directors and president of Litronic, Inc., our wholly-owned subsidiary. Under the original agreement, a portion of the shares of common stock subject to the stock purchase right would become vested once Mr. Shah has provided 12 months of continuous service to us from the date of grant, and the remaining shares of common stock would become vested after 24 months of continuous service. The amendment provides that all of the shares of common stock subject to the stock purchase right will become vested once Mr. Shah has provided 24 months of continuous service to us from the date of grant. All other terms of the stock purchase right remain unchanged. The shares of common stock became vested on August 9, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with, except that Messrs. Cilluffo, Faurer, Fornell, Hutchinson, Kiphart and Neilson each filed one late report with respect to one transaction.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The compensation committee of Saflink’s board of directors is comprised of non-employee members of its board of directors. The current members of the compensation committee are Richard P. Kiphart (Chairman), Gordon E. Fornell and Steven M. Oyer. Each of the members of the compensation committee meets the independence criteria set forth in the applicable rules of Nasdaq for compensation committee membership and outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee acts pursuant to a written charter adopted by the board of directors and held three committee meetings during fiscal 2005.

Compensation Philosophy and Objectives

The compensation committee determines all compensation for our chief executive officer, including incentive-based and equity-based compensation. In addition, the compensation committee reviews and approves salary and bonus criteria for other executive officers, and approves stock option grants to executive officers. The board of directors has delegated to Mr. Argenbright the authority to approve stock option grants to any eligible person who is not an executive officer under our 2000 Stock Incentive Plan, not to exceed 50,000 shares of our common stock to any one person within any fiscal year.

The goals of our executive officer compensation policies are to attract, retain and reward executive officers who contribute to our success, to align executive officer compensation with our performance and to motivate executive officers to achieve our business objectives. We use salary, bonus compensation, option grants, stock appreciation rights, performance share awards and restricted stock awards to attain these goals.

We strongly believe that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with those of the stockholders, and therefore the compensation committee makes periodic grants of stock options under our stock incentive plans. The size of an option grant to an executive officer has generally been determined with reference to competitive practice, the responsibilities and expected future contributions of the executive officer, previous grants to that officer, as well as recruitment and retention considerations.

In order to ensure that our executive compensation levels and targets are consistent with the compensation philosophy of the board of directors and aligned with, and designed to achieve, our strategic and operating objectives, the compensation committee generally reviews the recommendations of management and outside consultants. In April 2004, the compensation committee engaged the services of Watson Wyatt & Company, an independent compensation consultant, which reported directly to the compensation committee to assist in the determination of appropriate levels of compensation for our executive officers, including our chief executive officer.

Chief Executive Officer Compensation

Mr. Argenbright was appointed as our interim president and chief executive officer in June 2001, with such appointment being made permanent in December 2001. Mr. Argenbright’s compensation was established considering his contacts and experience in Saflink’s industry and with our potential customers and suppliers, as well as our cash flow position and prospects for raising additional cash. Following his appointment as our president and chief executive officer in December 2001, Mr. Argenbright’s compensation remained as set in June 2001. Upon the recommendations of the compensation committee, the board of directors has approved various modifications to Mr. Argenbright’s compensation, including an increase in his base salary to $240,000 effective as of June 22, 2004, and certain potential cash bonuses tied to Saflink’s performance and targeted revenue objectives. The salary level for Mr. Argenbright is comparable to the median salary of chief executive officers in Saflink’s peer group and salary survey data used by Watson Wyatt. The board of directors also approved non-qualified stock option grants to Mr. Argenbright to purchase 217,655 shares of Saflink’s common stock in February 2002, and 436,120 shares of Saflink’s common stock in February 2003, pursuant to the terms of our

2000 stock incentive plan. In June 2004, upon the recommendation of the compensation committee, the board of directors granted Mr. Argenbright 301,928 shares of restricted common stock, subject to three-year cliff vesting, pursuant to the terms of our 2000 stock incentive plan.

Policy on Deductibility of Executive Officer Compensation

The compensation committee has considered the provisions of section 162(m) of the Internal Revenue Code and related Treasury Department regulations which restrict deductibility of executive compensation paid to our chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1.0 million for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under our 2000 stock incentive plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are non-employee directors. We expect that the compensation committee will generally be comprised of non-employee directors, and that to the extent such committee is not so constituted for any period of time, the options granted during such period will not be likely to result in compensation exceeding $1.0 million in any year. The compensation committee does not believe that in general other components of Saflink’s compensation will be likely to exceed $1.0 million for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the compensation committee will continue to evaluate the advisability of qualifying our executive compensation for deductibility of such compensation. The compensation committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

COMPENSATION COMMITTEE

Richard P. Kiphart (Chairman)

Gordon E. Fornell

Steven M. Oyer

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. KPMG LLP is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report on its audit.

The current members of the audit committee are Steven M. Oyer (Chairman), Lincoln D. Faurer and Gordon E. Fornell. Our board has determined that each member of the audit committee meets the independence criteria set forth in the applicable rules of Nasdaq and the Securities and Exchange Commission for audit committee membership. The board has also determined that at least one member of the audit committee, Mr. Oyer, is qualified as an “audit committee financial expert” as defined by the SEC.

The functions of the audit committee include retaining our independent auditors, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our auditors, overseeing their audit work, reviewing and pre-approving any non-audit service that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The audit committee acts pursuant to a written charter that has been adopted by our board of directors. A copy of this charter is attached to our proxy statement/prospectus filed with the SEC on July 6, 2004. In fulfilling its oversight responsibilities, the audit committee received and discussed our audited financial statements in our annual report with management, including a discussion of the quality of the accounting principles and policies, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee has discussed and reviewed with our independent auditors, who are responsible for auditing our financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The audit committee has met with KPMG LLP, with and without management present, to discuss the overall scope of KPMG LLP’s audit, the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting.

The audit committee has received from KPMG LLP a formal written statement describing all relationships between the auditors and Saflink that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that Saflink’s audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2005.

AUDIT COMMITTEE

Steven M. Oyer (Chairman)

Lincoln D. Faurer

Gordon E. Fornell

COMPARISON OF STOCKHOLDER RETURN

The following graph compares total stockholder return on our common stock since December 31, 2000, to two indices: the Nasdaq Composite Index and the Nasdaq Computer Index. The Nasdaq Composite Index tracks the aggregate price performance of all domestic and international common stocks listed on the Nasdaq Stock Market. The Nasdaq Computer Index tracks the aggregate price performance of Nasdaq-listed companies that manufacture and distribute computers and associated electronic data processing equipment and accessories, semiconductor capital equipment, manufacturers and distributors of wafers and chips, providers of computer services and IT consultants, Internet access providers, Internet software and on-line service providers, and producers and distributors of computer software. The total return for Saflink’s stock and for each index assumes the reinvestment of dividends and is based on the returns of the component companies weighted according to their capitalizations as of the end of each annual period. Our common stock is quoted on the Nasdaq Capital Market and is a component of each of the Nasdaq Composite Index and the Nasdaq Computer Index.

COMPARISON OF CUMULATIVE TOTAL RETURN

FOR SAFLINK CORPORATION

FROM DECEMBER 29, 2000 TO DECEMBER 30, 2005(1)

	December 29, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004	December 30, 2005
Saflink Corporation	$100.00	$57.08	$191.32	$122.37	$126.94	$36.07
Nasdaq Composite Index	100.00	78.95	54.06	81.09	88.06	89.27
Nasdaq Computer Index	100.00	75.71	48.08	72.19	74.54	76.59

Note:	Historical stock price performance is not necessarily indicative of future price performance.

(1)	Shows the cumulative total return on investment assuming an investment of $100 in each of Saflink common stock, the Nasdaq Composite Index and the Nasdaq Computer Index on December 29, 2000. All returns are reported as of Saflink’s fiscal year end, which is December 31 of each year, except that returns for 2000 are reported as of December 29, the last trading day of the fiscal year and returns for 2005 are reported as of December 30, the last trading day of the fiscal year. Saflink’s closing stock price on December 30, 2005, was $0.79 per share.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included our proxy materials for the annual meeting to be held in 2007, the proposal must be received at our principal executive offices, addressed to the corporate secretary, no later than 120 calendar days in advance of the one year anniversary of the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive timely notice of the proposal, addressed to the secretary at our principal executive offices. To be timely, notice of stockholder business must be received by our corporate secretary no later than the close of business on the tenth day following the day on which the date of the annual meeting is publicly announced. A stockholder’s notice to the corporate secretary must set forth as to each matter the stockholder proposes to bring before the annual or special meeting (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and address of the stockholder proposing such business and of the beneficial owner, if any, on whose behalf the business is being brought, (iii) the class and number of shares of Saflink common stock which are beneficially owned by the stockholder and such other beneficial owner, and (iv) any material interest of the stockholder and such other beneficial owner in such business.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the board of directors knows of no other business that will be conducted at the 2006 annual meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors

Jon C. Engman

Secretary

September 27, 2006

SAFLINK CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS ON

OCTOBER 27, 2006

The undersigned hereby appoint(s) Glenn L. Argenbright and Jon C. Engman, and each of them, as proxies, with full power of substitution, to represent and vote as designated all shares of common stock of Saflink Corporation held of record by the undersigned on August 31, 2006, at the Annual Meeting of Stockholders of Saflink Corporation to be held at The Westin Bellevue, 600 Bellevue Way NE, Bellevue, Washington 98004, beginning at 11:00 a.m. local time, on Friday, October 27, 2006, with authority to vote upon the matters listed below and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

(IMPORTANT–PLEASE DATE AND SIGN ON THE OTHER SIDE)

Annual Meeting of Stockholders

SAFLINK CORPORATION

OCTOBER 27, 2006

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE

STOCKHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY

WILL BE VOTED “FOR” ITEM 1, “FOR” ITEM 2, “FOR” ITEM 3, AND “FOR” ITEM 4.

The Board of Directors recommends a vote “FOR” Item 1, “FOR” Item 2, “FOR” Item 3, and “FOR” Item 4.

(continued from other side)
1.	ELECTION OF NINE (9) DIRECTORS Nominees: Glenn L. Argenbright, Frank J. Cilluffo, Lincoln D. Faurer, Gordon E. Fornell, Asa Hutchinson, Richard P. Kiphart, Trevor Neilson, Steven M. Oyer, Kris Shah			4. RATIFICATION OF THE APPOINTMENT OF KPMG, LLP AS THE INDEPENDENT AUDITORS
	☐ FOR all nominees listed above (except as marked to the contrary)		☐ WITHHOLD for the following only: (write the name of the nominee in the space below)	☐ FOR ☐ AGAINST ☐ ABSTAIN
2.	APPROVAL OF THE ISSUANCE OF MORE THAN 19.999% OF COMMON STOCK IN CONNECTION WITH OUR JUNE 12, 2006 FINANCING
	☐ FOR	☐ AGAINST	☐ ABSTAIN	☐ I plan to attend the Annual Meeting
3.	APPROVAL OF AMENDMENT TO THE SAFLINK CORPORATION 2000 STOCK INCENTIVE PLAN
	☐ FOR	☐ AGAINST	☐ ABSTAIN
Please sign exactly as name appears hereon. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associates, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.

(Signature)
Date: _________________________________, 2006

(Signature)
Date: _________________________________, 2006